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                                                                    EXHIBIT 2.2

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


     This First Amendment (the "Amendment") to the Agreement and Plan of Merger (the "Agreement") dated as of July 9, 1998, by and among Cerulean, Inc., a Georgia corporation ("Cerulean"), WellPoint Health Networks Inc., a Delaware corporation ("WellPoint") and Water Polo Acquisition Corp., a Delaware corporation ("WPAC"), is dated as of July 9, 1999.

                                   WITNESSETH

     WHEREAS, Cerulean, WellPoint and WPAC have previously entered into the Agreement, pursuant to which Cerulean would merge with and into WPAC upon the terms and conditions set forth therein. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement; and


     WHEREAS, Cerulean, WellPoint and WPAC desire to amend the Amendment as set forth in this Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and upon and subject to the terms and conditions hereinafter set forth, the parties do hereby agree as follows:


     1. Section 7.01(b) of the Agreement shall be amended by (i) deleting the words "the one year anniversary of this Agreement" and inserting in their place the words "October 15, 1999 or, if elected by Cerulean or WellPoint in either party's sole discretion upon written notice to the other party, December 31, 1999 (which notice shall not be given prior to October 1, 1999);" and (ii) adding to the end of such section the words "and; provided, further, that no party may exercise its right to unilaterally extend the above time period beyond October 15, 1999, if the failure to consummate the Merger on or before October 15, 1999 has been caused by (A) such party's material breach or default of its obligations under this Agreement or (B) such party's failure to satisfy one or more of the conditions to consummation specified in Article VI of this Agreement, if the satisfaction of such condition is solely within its control."


     2. Except as set forth in this Amendment, the Agreement shall remain unmodified and shall continue in full force and effect.







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IN WITNESS WHEREOF, each of the parties hereof have cause this Amendment to be duly executed on its behalf as of the date indicated above.


                                        CERULEAN COMPANIES, INC.


                                        By: /s/ Hugh J. Stedman
                                            ---------------------------


                                        WELLPOINT HEALTH NETWORKS INC.


                                        By: /s/ Thomas C. Geiser
                                            ---------------------------


                                        WATER POLO ACQUISITION  CORP.


                                        By: /s/ Thomas C. Geiser
                                            ---------------------------





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